Portillo’s Inc. Announces First Quarter Financial Results

Chicago, IL— May 6, 2025—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the first quarter ended March 30, 2025.

Financial Highlights for the First Quarter 2025 vs. First Quarter 2024:

•Total revenue increased 6.4% or $10.6 million to $176.4 million;
•Same-restaurant sales increased 1.8%;
•Operating income increased $0.3 million to $10.4 million;
•Net income decreased $1.4 million to $4.0 million;
•Restaurant-Level Adjusted EBITDA(1) increased $0.3 million to $36.7 million; and
•Adjusted EBITDA(1) decreased $0.6 million to $21.2 million.

(1) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

“We’re proud of how our team performed through challenging macro conditions in Q1, driven by the launch of Portillo’s Perks and our marketing efforts,” said Michael Osanloo, President and Chief Executive Officer of Portillo’s. “As we head into Q2, we’re carrying momentum and remain confident in our ability to drive traffic and build sales through brand awareness, digital engagement, and operational excellence.”

Recent Developments and Trends

In the quarter ended March 30, 2025, total revenue grew 6.4% or $10.6 million primarily due to new restaurant openings in 2024 and an increase in same-restaurant sales. Same-restaurant sales increased 1.8% during the quarter ended March 30, 2025, compared to a 1.2% same-restaurant sales decline during the quarter ended March 31, 2024. Change in same-restaurant sales is defined below.

In the quarter ended March 30, 2025, commodity inflation was 3.4%, compared to 4.8% for the quarter ended March 31, 2024. Labor, as a percentage of revenue, net increased 0.5% during the quarter ended March 30, 2025, compared to the quarter ended March 31, 2024, primarily due to lower transactions, an increase in benefit expenses, and incremental wage rate increases, partially offset by an increase in our average check and labor efficiencies. We increased certain menu prices by approximately 1.5% during January of 2025 and by approximately 1.0% in April 2025. We will continue to prioritize strategies to drive higher traffic and mix at our restaurants while optimizing returns and retaining our top talent.

In the quarter ended March 30, 2025, total revenue, operating income, and restaurant-level adjusted EBITDA improved versus the prior year.

Our strategy is focused on driving traffic, improving margins, and maximizing returns. In 2025, our traffic driving strategies include (1) the launch of our "Portillo's Perks” TM loyalty program, (2) advertising beyond Chicagoland, (3) operational improvements in speed of service, accuracy and hospitality, and (4) driving kiosk usage. Additionally, early in the second quarter, we announced that we are testing breakfast at five locations in Chicagoland.

First Quarter 2025 Financial and Operating Results

Revenues for the quarter ended March 30, 2025 were $176.4 million compared to $165.8 million for the quarter ended March 31, 2024, an increase of $10.6 million or 6.4%. The increase in revenues was primarily attributed to the opening of ten restaurants in 2024 and an increase in our same-restaurant sales. Restaurants not in our Comparable Restaurant Base (defined below) contributed $7.9 million of the total year-over-year increase. Same-restaurant sales increased 1.8%, or $2.6 million in the quarter. The same-restaurant sales increase was attributable to an increase in average check of 4.9%, partially offset by a 3.1% decrease in transactions. The higher average check was driven by an approximate 4.4% increase in certain menu prices and a 0.5% increase in product mix. To address inflationary cost pressures, we increased select menu prices by approximately 1.5% in January 2025 and by approximately 1.0% in April 2025. For the purpose of calculating same-restaurant sales for the quarter ended March 30, 2025, sales for 74 restaurants that were open for at least 24 full fiscal periods were included in the Comparable Restaurant Base.
Total restaurant operating expenses for the first quarter ended March 30, 2025 were $139.8 million compared to $129.5 million for the first quarter ended March 31, 2024, an increase of $10.3 million or 8.0%. The increase was primarily driven by the opening of ten restaurants in 2024. Additionally, food, beverage and packaging costs were negatively impacted by a 3.4% increase in commodity prices. The increase in labor expense was driven by incremental investments to support our team members. Lastly, the increase in other operating expenses was due to the aforementioned restaurant openings and increase in repairs and maintenance and utilities, partially offset by lower cleaning expenses due to vendor renegotiation.

General and administrative expenses for the first quarter ended March 30, 2025 were $18.9 million compared to $18.5 million for the first quarter ended March 31, 2024, an increase of $0.4 million or 2.0%. This increase was primarily driven by higher software license fees related to our enterprise resource planning ("ERP") and human capital management ("HCM") system implementations and advertising expenses driven by advertising campaigns in Dallas-Fort Worth and Phoenix markets, partially offset by lower equity-based compensation.

Operating income for the first quarter ended March 30, 2025 was $10.4 million compared to $10.1 million for the first quarter ended March 31, 2024, an increase of $0.3 million or 2.8% primarily due to the aforementioned change in revenue and expenses and a decrease in pre-opening expenses of $0.9 million, partially offset by a decrease in other income, net of $0.4 million. The decrease in pre-opening expenses was due to the number and timing of activities related to our planned restaurant openings. The decrease in other income, net was primarily due to an increase in trading losses in the rabbi trust used to fund our deferred compensation plan and reduced sales tax filing discounts, following the new statutory cap implemented in Illinois on January 1, 2025.

Net income for the first quarter ended March 30, 2025 was $4.0 million compared to a net income of $5.3 million for the first quarter ended March 31, 2024, a decrease of $1.4 million or 25.3%. The decrease in net income was primarily due to an increase in income tax expense of $2.5 million, partially offset by a decrease in interest expense of $0.8 million and an increase in operating income of $0.3 million due to the aforementioned factors.

Restaurant-Level Adjusted EBITDA* for the first quarter ended March 30, 2025 was $36.7 million compared to $36.4 million for the quarter ended March 31, 2024, an increase of $0.3 million or 0.8%

Adjusted EBITDA* for the first quarter ended March 30, 2025 was $21.2 million compared to $21.8 million for the quarter ended March 31, 2024, a decrease of $0.6 million or 2.6%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

No new restaurants were opened during the quarter ended March 30, 2025.

In fiscal 2025, we plan to open 12 new restaurants. Our near-term restaurant growth strategy is focused on leveraging our proven unit economic model in markets primarily outside Chicagoland with favorable macro-economic tailwinds where we already have a presence. Particularly, our current focus continues to be in the Sunbelt, primarily in Texas, with plans to enter the Atlanta, Georgia and San Antonio, Texas markets in the second half of 2025. Additionally, we plan to open our first walk-up restaurant format later this year. Simultaneously, we will continue to fill-in existing markets, including Chicagoland and adjacent markets as opportunities come available.

Fiscal 2025 Financial Targets

Based on current expectations, we are updating financial targets for fiscal 2025 as follows:

	Prior Target	Updated Target
Unit growth	12 new units	12 new units
Same-restaurant sales	Flat to +2%	1% to 3%
Revenue growth	11% to 12%	10% to 12%
Commodity inflation	3% to 5%	3% to 5%
Labor inflation	3% to 4%	3% to 4%
Restaurant-level adjusted EBITDA margin*	22.5% to 23%	22.5% to 23%
General and administrative expenses	$82 - $84 million	$80 - $82 million
Pre-opening expenses	$11 - $12 million	$11 - $12 million
Adjusted EBITDA growth*	6% to 8%	5% to 8%
Capital expenditures	$97 - $100 million	$97 - $100 million
*We are unable to reconcile the financial target for adjusted EBITDA growth and restaurant-level adjusted EBITDA margin to net income/loss growth and operating income/loss margin, the respective corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Long-Term Financial Targets

Annual unit growth	12% - 15%
Same-restaurant sales	Low single digits
Revenue growth	Mid teens
Adjusted EBITDA growth*	Low teens
*We are unable to reconcile the long-term outlook for Adjusted EBITDA growth to net income/loss, the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

The following definitions apply to these terms as used in this release:

Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. For the quarters ended March 30, 2025 and March 31, 2024, there were 74 and 69 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our change in same-restaurant sales allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the first quarter ended March 30, 2025 and fiscal 2025 and long term outlook on Tuesday, May 6, 2025, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 877-407-3982. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13748476. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 90 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake. Fans can join Portillo’s Perks, the brand’s loyalty program, at Portillo’s.com/perks to earn and redeem delicious rewards and offers. Portillo’s also ships food to all 50 states via its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including in relation to policy changes and other economic uncertainty, including, inflation, fluctuating interest rates, stock market volatility, recession concerns, and other factors;
•the impact of unionization activities of our team members on our reputation, operations and profitability;
•risks associated with our reliance on certain information technology systems, including our new enterprise resource planning system, and potential failures or interruptions;
•risks associated with data, privacy, cyber security and the use and implementation of information technology systems, including our digital ordering and payment platforms for our delivery business;
•risks associated with increased adoption, implementation and use of artificial intelligence technologies across our business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, labor and employment matters, costs of or ability to open new restaurants, or the sale of food and alcoholic beverages;
•inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•the impact of consumer sentiment and other economic factors on our sales;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC”).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended
	March 30, 2025		March 31, 2024

REVENUES, NET	$176,437	100.0%	$165,831	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	61,102	34.6%	56,961	34.3%
Labor	46,868	26.6%	43,302	26.1%
Occupancy	10,021	5.7%	9,340	5.6%
Other operating expenses	21,790	12.4%	19,857	12.0%
Total restaurant operating expenses	139,781	79.2%	129,460	78.1%

General and administrative expenses	18,903	10.7%	18,540	11.2%
Pre-opening expenses	508	0.3%	1,423	0.9%
Depreciation and amortization	7,040	4.0%	6,944	4.2%
Net income attributable to equity method investment	(164)	(0.1)%	(205)	(0.1)%
Other income, net	(12)	—%	(428)	(0.3)%
OPERATING INCOME	10,381	5.9%	10,097	6.1%
Interest expense	5,749	3.3%	6,530	3.9%
Interest income	(71)	—%	(79)	—%
Tax Receivable Agreement liability adjustment	(647)	(0.4)%	(561)	(0.3)%
INCOME BEFORE INCOME TAXES	5,350	3.0%	4,207	2.5%
Income tax expense (benefit)	1,360	0.8%	(1,137)	(0.7)%
NET INCOME	3,990	2.3%	5,344	3.2%
Net income attributable to non-controlling interests	677	0.4%	782	0.5%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$3,313	1.9%	$4,562	2.8%

Income per common share attributable to Portillo’s Inc.:
Basic	$0.05		$0.08
Diluted	$0.05		$0.08

Weighted-average common shares outstanding:
Basic	63,837,940		57,437,782
Diluted	66,468,491		60,493,958

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	March 30, 2025	December 29, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$12,936	$22,876
Accounts and tenant improvement receivables	14,283	14,794
Inventories	6,675	7,915
Prepaid expenses	7,963	7,066
Total current assets	41,857	52,651
Property and equipment, net	366,132	358,975
Operating lease assets	228,114	222,390
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	25,421	26,098
Equity method investment	15,942	16,056
Deferred tax assets	196,049	197,409
Other assets	7,558	8,284
Total other assets	863,193	866,070
TOTAL ASSETS	$1,499,296	$1,500,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$33,109	$45,516
Current portion of long-term debt	4,688	11,250
Short-term debt	73,000	25,000
Current portion of Tax Receivable Agreement liability	9,007	7,686
Deferred revenue	5,319	7,032
Short-term lease liability	6,543	6,013
Accrued expenses	34,244	33,072
Total current liabilities	165,910	135,569
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	242,147	275,422
Tax Receivable Agreement liability	307,239	316,893
Long-term lease liability	285,223	278,540
Other long-term liabilities	3,371	3,559
Total long-term liabilities	837,980	874,414
Total liabilities	1,003,890	1,009,983

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 63,905,130 and 63,674,579 shares issued and outstanding as of March 30, 2025 and December 29, 2024, respectively	639	637
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 10,732,800 and 10,732,800 shares issued and outstanding as of March 30, 2025 and December 29, 2024, respectively	—	—
Additional paid-in-capital	359,798	357,295
Retained earnings	46,442	43,129
Total stockholders' equity attributable to Portillo's Inc.	406,879	401,061
Non-controlling interest	88,527	89,042
Total stockholders' equity	495,406	490,103
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,499,296	$1,500,086

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Quarter Ended
	March 30, 2025	March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,990	$5,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,040	6,944
Amortization of debt issuance costs and discount	176	190
Loss on sales of assets	61	76
Equity-based compensation	1,950	2,827
Deferred income tax expense (benefit)	1,360	(1,137)
Tax Receivable Agreement liability adjustment	(647)	(561)
Gift card breakage	(301)	(300)
Changes in operating assets and liabilities:
Accounts receivables	527	(179)
Receivables from related parties	(8)	(37)
Inventory	1,240	223
Other current assets	(897)	1,228
Operating lease asset	2,383	2,213
Accounts payable	(6,876)	(3,500)
Accrued expenses and other liabilities	(227)	(3,792)
Operating lease liabilities	(975)	(1,025)
Deferred lease incentives	—	942
Other assets and liabilities	654	(379)
NET CASH PROVIDED BY OPERATING ACTIVITIES	9,450	9,077
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,040)	(16,939)
NET CASH USED IN INVESTING ACTIVITIES	(19,040)	(16,939)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	48,000	17,000
Payments of long-term debt	(38,750)	(1,875)
Proceeds from equity offering, net of underwriting discounts	—	114,960
Repurchase of outstanding equity / Portillo's OpCo units	—	(114,960)
Distributions paid to non-controlling interest holders	(1,291)	(838)
Proceeds from stock option exercises	587	632
Employee withholding taxes related to net settled equity awards	(61)	(12)
Proceeds from Employee Stock Purchase Plan purchases	114	130
Payments of Tax Receivable Agreement liability	(7,686)	(4,429)
Payment of deferred financing costs	(1,263)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(350)	10,608
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(9,940)	2,746
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	22,876	10,438
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$12,936	$13,184

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended
	March 30, 2025	March 31, 2024
Total Restaurants (a)	94	85
AUV (in millions) (a)	$8.7	$9.0
Change in same-restaurant sales (b)(c)	1.8%	(1.2)%
Adjusted EBITDA (in thousands) (b)	$21,209	$21,777
Adjusted EBITDA Margin (b)	12.0%	13.1%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$36,656	$36,371
Restaurant-Level Adjusted EBITDA Margin (b)	20.8%	21.9%
(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. AUVs for the quarters ended March 30, 2025 and March 31, 2024 represent AUVs for the twelve months ended March 30, 2025 and March 31, 2024, respectively. Total restaurants indicated are as of March 30, 2025.
(b) Excludes C&O.
(c) For the quarter ended March 31, 2024, same-restaurant sales compares the 13 weeks from January 1, 2024 through March 31, 2024 to the 13 weeks from January 2, 2023 through April 2, 2023.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended
	March 30, 2025	March 31, 2024
Net income	$3,990	$5,344
Net income margin	2.3%	3.2%
Depreciation and amortization	7,040	6,944
Interest expense	5,749	6,530
Interest income	(71)	(79)
Income tax expense (benefit)	1,360	(1,137)
EBITDA	18,068	17,602
Deferred rent (1)	1,376	1,170
Equity-based compensation	1,950	2,827
Cloud-based software implementation costs (2)	183	125
Amortization of cloud-based software implementation costs (3)	218	—
Other loss (4)	61	75
Transaction-related fees and expenses (5)	—	539
Tax Receivable Agreement liability adjustment (6)	(647)	(561)
Adjusted EBITDA	$21,209	$21,777
Adjusted EBITDA Margin (7)	12.0%	13.1%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third party consulting and software licensing costs incurred in connection with the implementation of a new ERP and HCM systems which are included within general and administrative expenses.
(3) Represents amortization of capitalized cloud-based ERP system implementation costs that are included within general and administrative expenses.
(4) Represents loss on disposal of property and equipment included within other income, net.
(5) Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees included within general and administrative expenses.
(6) Represents remeasurement of the Tax Receivable Agreement liability.
(7) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended
	March 30, 2025	March 31, 2024
Operating income	$10,381	$10,097
Operating income margin	5.9%	6.1%
Plus:
General and administrative expenses	18,903	18,540
Pre-opening expenses	508	1,423
Depreciation and amortization	7,040	6,944
Net income attributable to equity method investment	(164)	(205)
Other income, net	(12)	(428)
Restaurant-Level Adjusted EBITDA	$36,656	$36,371
Restaurant-Level Adjusted EBITDA Margin (1)	20.8%	21.9%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net.